Exhibit 10.50

AMENDMENT TO SERVICE AGREEMENT

     THIS AMENDMENT TO SERVICE AGREEMENT (the “Amendment”), made as of this 8th day of July, 2005, by and between Cronos Containers Limited, a company incorporated in England and whose registered office is at the Ice House, Dean Street, Marlow, Buckinghamshire SL7 3AB, England (“Employer”), and Frank P. Vaughan of Berkshire, England (“Employee”),

W I T N E S S E T H:

     WHEREAS, Employer and Employee entered into a Service Agreement, dated as of April 20, 2000, as amended December 17, 2001, November 5, 2002, and December 15, 2003 (hereinafter, the “Service Agreement”); and

     WHEREAS, pursuant to clauses 2.1 and 2.2 of the Service Agreement, Employer agreed to employ Employee, and Employee agreed to serve in the employ of the Employer, on an exclusive and full-time basis, as the Senior Vice President – Finance of Employer, until November 30, 2005, subject to earlier termination pursuant to the provisions of the Service Agreement; and

     WHEREAS, on March 17, 2005, effective March 31, 2005, Employee was appointed Chief Financial Officer and Senior Vice President; and

WHEREAS, Employer and Employee desire to extend the term of the Service Agreement; and

     WHEREAS, Employer and Employee desire to clarify the severance payable to Employee in the event of his termination of employment without cause;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained Employer and Employee hereto agree as follows:

     1. Extension of Term of Service Agreement. Employer agrees to employ the Employee, and the Employee agrees to serve in the employ of the Employer, on an exclusive and full-time basis, as Chief Financial Officer and Senior Vice President, subject to the supervision and direction of that person or persons set forth in the Service Agreement, until November 30, 2006, unless such period is sooner terminated by either party giving the other not less than three (3) months written notice subject to the provisions of clauses 13.1 or 13.3 of the Service Agreement.

     2. Severance Payment.

          (a) In the event of the termination of Employee under the Service Agreement without cause, or the failure by Employer without cause to extend the term of the Service Agreement on or prior to the expiration of the term of the Service Agreement, then, conditional upon the Employee entering into a Compromise Agreement

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in the form attached as Appendix A, the Employee shall be paid an amount equal to the greater of (i) Employee’s salary under the Service Agreement for the balance of the term of the Service Agreement, or (ii) an amount equal to the product obtained by multiplying the Employee’s monthly salary at the time of termination by the number of years, not to exceed twenty-four (24) (the “Multiplier”), that the Employee has worked for Employer (and any affiliate of Employer).

          (b) For purposes of this Section 2, a termination for “cause” refers to a termination based upon the non-performance of, or willful misconduct in the performance of, Employee’s duties to Employer, or to willful misconduct of Employee amounting to moral turpitude, so as to affect his ability to adequately perform services on behalf of Employer and/or in any circumstances in which the Company could dismiss the Employee without notice pursuant to clause 13.3 of the Service Agreement.

          (c) No severance shall be payable by Employer to Employee if Employee resigns his employment with Employer.

          (d) Any severance payable hereunder shall be paid to Employee within thirty (30) days of his termination of employment.

          (e) The severance payable to Employee under this Section 2 is in substitution of any severance payable to Employee under any severance policy of Employer, and no severance shall be payable to Employee separate and apart from the severance payable to Employee under this Section 2 and Section 3 hereof.

     3. Severance Benefit – Medical.

          (a) In the event that Employee’s employment with Employer terminates under circumstances that would entitle him to the payment of severance under Section 2 of this Amendment (including but without limitation the condition to enter into a legally binding compromise in the terms of the draft at Appendix A), and, at the time of termination, Employer is providing Employee with the benefit of private medical insurance, then and in such event Employer shall continue to pay the insurance premium on behalf of Employee in respect of the private medical insurance scheme (“Scheme”) for that number of months equal to the Multiplier for as long as such benefits are able to be made on behalf of the Employee under the scheme. In the event that Employer terminates its participation in the Scheme or any benefit thereof (e.g., dental or vision) that was available to and in which Employee was participating at the time that Employee’s employment with Employer was terminated, then and in such event Employer shall pay to Employee within thirty (30) days of termination of such coverage, an amount equal to the premium paid by Employer in respect of the Employee for such cover for the month prior to his termination, multiplied by the number of remaining months Employer would have reimbursed Employee under this Section 3(a) had Employer not terminated its participation in the Scheme (or any benefit thereof).

          (b) If, after termination of employment by Employer, Employee is receiving private medical insurance cover under the Scheme, and private

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medical insurance cover is available to Employee from another company or entity, then and in such event (i) Employee shall notify Employer that such private medical insurance cover is available to Employee from another company or entity, and (ii) Employer’s obligation to provide further premiums to Employee will terminate with effect from the date that Employee is entitled to receive such cover.

          (c) Nothing in this Section 3 or in this Amendment shall require Employer to continue to provide private medical insurance cover for its employees generally, including Employee, or to continue to maintain the current level and amount of coverage.

     4. Payment of Severance Benefits Conditional Upon Release. For the avoidance of doubt, neither the payments nor benefits described in Sections 2 and 3 above will become due or payable unless and until the Employer receives a validly executed Compromise Agreement in the terms set out in the draft at Appendix A and a duly signed Legal Adviser’s Certificate.

     5. Continuance in Force of Service Agreement. Other than as specifically amended hereby, the terms and provisions of the Service Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Employer and the Employee have signed this Amendment, effective as of the day and year first above written.

“EMPLOYER”

CRONOS CONTAINERS LIMITED

By	/s/ John C. Kirby

Its	Director

“EMPLOYEE”

/s/ Frank P. Vaughan

FRANK P. VAUGHAN

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APPENDIX A

Form of Compromise Agreement

Without Prejudice and Subject to Contract

COMPROMISE AGREEMENT

This Agreement is made the                    day of                    200_

B E T W E E N:

1.	Cronos Containers Limited (registration number 1543912) whose registered office is at Cronos Containers Limited, the Ice House, Dean Street, Marlow, Buckinghamshire SL7 3AB (“the Company”) and

2.	Frank P. Vaughan of Berkshire, UK (“the Employee”)

BACKGROUND:

A.	The Employee is employed by the Company under the terms of a written service agreement dated 20 April 2000 (“the Service Agreement”);

B.	The Service Agreement has been amended from time to time, most recently on (the “Amendment Agreement”) pursuant to which Employee’s period of employment has been extended to (the “Expiration Date”), subject to a three-month notice clause.

IT IS AGREED AS FOLLOWS:-

1.	TERMINATION

1.1	A termination of the Service Agreement prior to the Expiration Date without cause (“the Termination Date”).

2.	SALARY AND BENEFITS

2.1	The Company will pay the Employee his salary and benefits due to him under the Service Agreement up to and including the Termination Date subject to the deduction of tax and National Insurance Contributions and the Employee acknowledges that no further sums are or will be due to him.

3.	COMPENSATION FOR EARLY TERMINATION

3.1	In the event that the Company terminates the Service Agreement without cause then the Company will pay to the Employee an amount equal to the greater of (i) Employee’s normal basic monthly salary exclusive of commission, benefits, overtime and bonus payments (“Employee’s Monthly Salary”) from the Termination Date to the Expiration Date, or (ii) an amount equal to the product obtained by multiplying Employee’s Monthly Salary by the number of years, to a maximum of 24, that the Employee has been employed by the

Company (“the Multiplier”). The amount payable to Employee under this Section 3.1 is referred to hereinafter as “the Sum.”

3.2	“Cause” means the non-performance or misconduct of the Employee in performing his duties under the Service Agreement and any circumstance in which the Company would dismiss the Employee without notice pursuant to clause 13.3 of the Service Agreement and/or as defined in Section 2(b) of the Amendment Agreement.

3.3	The Sum shall be paid subject to deductions for tax and National Insurance contributions.

4.	PRIVATE MEDICAL INSURANCE

4.1	In the event that that the Company terminates the Service Agreement or gives notice to terminate the Service Agreement to expire before the Expiration Date without Cause the Company will:

4.1.1	continue to provide the Employee with private medical expense insurance of which he is in receipt of pursuant to the Service Agreement for that number of months equal to the Multiplier; or

4.1.2	if the Company terminates private medical expenses insurance for its employees, pay to the Employee an amount equal to the monthly premium paid by the Company on behalf of the Employee to provide such private medical expense insurance multiplied by the number of remaining months Employer would have reimbursed Employee under Section 4.1.1 had Employer not terminated its private medical expense insurance.

4.1.3	The provision of this benefit or payment shall cease in any event upon the Employee obtaining alternative employment where private medical insurance cover is provided by his new employer. The Employee undertakes to inform the Company of such event.

5.	TAX

5.1	The Employee agrees to be responsible for the payment of any tax or National Insurance Contributions (referred to in this clause as “Excess Tax”) in respect of the Sum and benefits provided pursuant to this Agreement and the Employee agrees to indemnify the Company and keep the Company indemnified on a continuing basis against any demand which is made against the Company in respect of any liability of the Company in respect of Excess Tax, including, but without prejudice to the generality of the foregoing, any demand made in respect of United Kingdom Income Tax or National Insurance Contributions, costs, interest or penalties provided that no payment of Excess Tax will be made without the Employee being given the opportunity at his own expense to dispute any such payment.

6.	SETTLEMENT

6.1	The Employee represents and warrants that:

he has instructed the Adviser who is referred to in paragraph 10 to advise whether he has or may have any Statutory Claims (as defined in paragraph 6.5) against the Company, any Group Company, or any of its or their partners, shareholders, officers, employees or agents arising out of or in connection with his employment by the Company and its termination; and

he has provided the Adviser with whatever information is in his possession to enable the Adviser to advise whether he has or may have any such Statutory Claims; and

he, having had legal advice from the Adviser, may have Specified Claims for [damages for wrongful dismissal or other breach of contract, compensation for unfair dismissal, including any basic or compensatory award, redundancy payments statutory or contractual or otherwise, to include the statutory sum of £[ ], unlawful deduction of wages, unlawful detriment on health and safety grounds, a protective award, breach of the Employment Rights Act 1996, the Employment Act 2002, the National Minimum Wage Act 1998, the Equal Pay Act 1970, the Data Protection Act 1998, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1998, the Employment Relations Act 1999, Transitional Information and Consultation of Employees Regulations 1999, the Part time Workers (Prevention of Less Favourable Treatment) Regulations 2001, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Act 2002 (Dispute Resolution) Regulations 2004 and any claims in respect of which a Conciliation Officer is authorised to act [Adviser to delete unnecessary claims] against the Company, any Group Company, or its officers or employees (the “Specified Claims”), which have been raised with or notified to the Company and he, having had legal advice from the Adviser, has no Statutory Claims other than those referred to in this paragraph 5.1(c) against the Company, any Group Company or any of its or their partner, shareholders, officers, employees or agents, arising out of or in connection with his employment with the Company and its termination.

6.2	The Specified Claims are unconditionally and irrevocably waived by the Employee and will not be repeated, referred to or pursued either by the Employee or by anyone else on his behalf save as allowed for in paragraph 6.3(c).

6.3	The Employee agrees that the terms of this agreement are in full and final settlement of:

the Specified Claims;

any Statutory Claims;

all other claims and rights of action (whether under common law or otherwise) in any jurisdiction in the world, howsoever arising (including but not limited to contractual claims and tortious claims), which the Employee (or anyone on his behalf) has or may have against the Company, any Group Company, or and of its or their partners, officers, shareholders, employees or agents arising from or connected with the Employee’s employment by the Company, its termination and any other matter concerning the Company or any Group Company whether such claims are known or unknown to the Company and/or the Employee and whether or not they are or could be in the contemplation of the Company and the Employee at the signature of this Agreement, including claims which as a matter or law do not at the date of this Agreement exist and whose existence cannot currently be foreseen with the exception that this paragraph 6.3 shall not apply to any pensions benefits which have accrued to the Employee up to the Termination Date, or to any claims for damages for personal injury relating to the Employee but not for any claims of compensation or damages for personal injury which may be brought pursuant to discrimination legislation.

6.4	For the avoidance of doubt, the above clause 6.3 includes but without limitation to the generality of the clause all and any claims to or rights in any equity awards, stock or stock options held by the Employee as at the Termination Date.

6.5	The Employee warrants that he is not aware of any claim for damages for personal injury (or any circumstances giving rise to one) or any claim arising or in connection with his pension or accrued rights as at the date of this Agreement.

6.6	A Statutory Claim for the purposes of this paragraph 6 means any claim for or relating to unfair dismissal, a statutory redundancy payment, equal pay, sex, race or disability discrimination, working time, unauthorised deduction from wages, unlawful detriment on health and safety grounds, a protective award, minimum wage, data protection, part time work, flexible working, information and consultation or any other statutory employment rights which the

Employee (or anyone on his behalf), has or may have under the Employment Rights Act 1996, the Employment Act 2002, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1998, the Employment Relations Act 1999, Transitional Information and Consultation of Employees Regulations 1999, the Part time Workers (Prevention of Less Favourable Treatment) Regulations 2001, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Act 2002 (Dispute Resolution) Regulations 2004 and any Treaty, Directive, Regulation or Recommendation of the European Union relating to employment rights.

6.7	It is a fundamental term of this Agreement that:

(a)	the Employee in signing this Agreement agrees to waive claims against the Company that may arise between the date of this Agreement and the Termination of his employment;

(b)	the Employee shall refrain from issuing or pursuing any type of employment related proceedings in respect of the Specified Claims, any other Statutory Claim, any other claim referred to in paragraph 6.3(c) or any contractual or common law claim (howsoever arising) (with the exception of any claim for accrued pension rights or pension benefits or for damages for personal injury but not any claim for compensation or damages which may be brought pursuant to discrimination legislation) against the Company, any Group Company, or and of its or their partners, officers, employees or agents (and whether in an Employment Tribunal, the High Court, a County Court or otherwise) save in respect of any claim brought by the Employee to enforce any of the terms and conditions of this Agreement;

(c)	if the Employee subsequently issues or pursues such employment related proceedings in breach of this Agreement or breaches any term of this Agreement and if the Sum has been paid to the Employee, the Sum shall be payable to the Company forthwith on demand and shall be recoverable as a debt, together with all costs (including legal costs) incurred by the Company or by any Group Company or their partners, officers or employees (as applicable), in recovering the sum and/or in relation to any proceedings so brought by the Employee.

6.8	The repayment provisions of paragraph 6.6(c) shall be without prejudice to the Company’s right to seek further damages from the Employee in respect of the breach referred to in this paragraph and any other breach of this Agreement.

6.9	The Employee acknowledges that the Company has relied on this paragraph 6 in deciding to enter into this Agreement.

7.	COMPANY PROPERTY

7.1	The Employee confirms that he has delivered up to the Company without retaining copies all records, documents, accounts, letters, papers, equipment, credit cards, mobile telephone, laptop computer and other items and materials of any description the property of the Company or of any Group Company or relating to the affairs and business of the Company or any Group Company within his power, possession, custody or control.

8.	COVENANTS, WARRANTIES AND UNDERTAKINGS

8.1	The Employee, as far as reasonably practicable the Company, agree to keep the terms of this Agreement confidential, save that nothing in this Agreement shall prevent the Company and/or the Employee from disclosing information as required by law or to a professional adviser or in the case of the Employee to his immediate family in confidence.

8.2	The Employee confirms that he will not hold himself out as having any continuing connection with the Company or any Group Company following the termination of his employment with the Company save with the express written consent of the Company.

8.3	The Employee warrants that he is not aware that he has breached any of his obligations to the Company or Group Company, whether under the terms of the Service Agreement or otherwise.

8.4	The Employee, and as far as reasonably practicable the Company, undertake that they will at all times refrain from making any statements (whether orally or in writing) which are intended to be disparaging or otherwise detrimental to the reputation of the other and in the case of the Employee to include any Group Company, the business of the Company or any Group Company, or any of its or theirs shareholders, officers, employees and agents.

8.5	The Employee recognises and accepts the validity and enforceability of his obligations as to confidentiality set out in paragraph 12 of the Service Agreement and undertakes to observe the same.

8.6	The Employee recognises and accepts the validity and enforceability of the post termination restrictions set out in paragraph 14 of the Service Agreement and agrees to observe the same.

8.7	The Employee agrees that after the Termination Date he will on reasonable notice co-operate with the Company or Group Company and its advisers, or regulators, and provide such advice and assistance as may reasonably be required by the Company or Group Company in relation to any matters about which the Employee has knowledge as a consequence of his employment with the Company. Such co-operation will include, without limitation, attending interviews with the Company or Group Company and/or its advisers/regulators, preparing witness statements and appearing as a witness at any relevant enquires or proceedings.

8.8	The Employee confirms that he has been given the opportunity to make disclosures about misconduct within the Company or Group Company. The Employee confirms that he knows of no information relating to any individual or organisation within the Company or Group Company whose behaviour or action might be deemed to be a criminal offence, a failure to comply with statutory obligations, a miscarriage of justice, a cause of damage to the environment, and/or an unethical business practice.

9.	MONIES RECEIVED

9.1	If contrary to the belief of the Company and the Employee any of the Specified Claims, Statutory Claims or any other claims are not effectively compromised by this Agreement and the Employee pursues any claim or claims in any court or tribunal and is such claim or claims should succeed then any payments under this Agreement shall be brought into account when calculating any awards of damages or compensation or any such sum or sums to be paid to the Employee by order of the Court or Tribunal.

10.	INDEPENDENT ADVICE

10.1	The Employee hereby warrants and acknowledges that:-

10.1.1	He has received independent legal advice from [ ] of [ ] Solicitors (“the Advisor”) as to the terms and effects of this Agreement and in particular to his ability to pursue his rights before an Employment Tribunal;

10.1.2	[ ] is a “relevant independent adviser” within the meaning of Section 203(4) of the Employment Rights Act 1996 (as amended by the Section 9 of the Employment Rights (Dispute Resolution) Act 1998) (”the Act”) and at the time of giving such advice there was in force a contract of insurance or an indemnity provided for members of a profession or professional body such as is referred to in Section 203(3)(d) (as amended) of the Act covering the risks of a claim by the Employee in respect of any loss arising in consequence of that advice.

10.1.3	He will procure that the Advisor signs the certificate at Schedule 1 and sends this to the Company together with a signed copy of this Agreement.

11.	LEGAL EXPENSES

11.1	The Company shall on the production of an appropriate copy VAT invoice addressed to the Employee but marked payable by the Company, pay to the Advisor’s firm the sum of £250 exclusive of VAT in respect of the Employee’s legal expenses relating exclusively to the negotiation and preparation of this Agreement.

12.	Statutory conditions satisfied

12.1	This Agreement is entered into pursuant to the provisions of section 203(3) Employment Rights Act 1996, section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 9(3) of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998 and Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999 Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and the Company and the Employee confirm that the conditions regulating Compromise Agreements in those Acts have been satisfied.

13.	THIRD PARTY RIGHTS

13.1	Each Group Company and any shareholder, officer or employee of the Company or any Group Company may enforce the terms of this Agreement where such term is expressed for such company’s or person’s benefit in accordance with the Contract (Rights of Third Parties) Act 1999.

14.	GENERAL

14.1	The headings to clauses are for interpretation only and have no legal effect.

14.2	Any reference in the Agreement in to Group Company includes:

14.2.1	any company which for the time being is a holding company of the Company or a subsidiary of the Company (both as defined by section 736 of the Companies Act 1985), or a subsidiary of a holding company (as defined);

14.2.2	any associated company which is any company whose equity share capital (as defined in section 744 Companies Act 1985) is more than 25 per cent and less than 50 per cent beneficially owned by the Company or any holding company of the Company for the time being and from time to time and any subsidiaries of the Company or of any such holding.

14.2.3	Any company that formerly fell within 14.2.1 and 14.2.2. above.

14.3	This Agreement sets out the entire agreement between the Company and the Employee and supersedes all prior discussions between them or their advisors and all statements, representations, terms and conditions, warranties, guarantees and proposals, communications and undertakings whether given orally or in writing save in respect of the provisions of the Service Agreement not amended in this Agreement which will continue in full force and effect.

14.4	Whilst the provisions of this Agreement are considered by the Company and the Employee to be reasonable in all the circumstances for the protection of the legitimate interests of the Company it is recognised that some or any of the provisions may fail for technical reasons unforeseen and accordingly it is agreed that if any such provision shall be adjudged to be void as going beyond what is reasonable in the all the circumstances but would be valid if part of the wording were deleted the provisions shall apply with such modification as may be necessary to make them valid and effective.

14.5	This Agreement shall be governed by the laws of England and any dispute arising hereunder shall be subject to the exclusive jurisdiction of the English Court.

This Agreement although marked “without prejudice” and “subject to contract” will upon signature by the Company and the Employee be treated as an open document evidencing an agreement binding on the Company and the Employee.

SIGNED by

Frank P. Vaughan

DATED

SIGNED by

For and on behalf of Cronos Containers Limited

DATED

[TO BE TYPED ON HEADED PAPER]

SCHEDULE 1

I, [          ] of [          ] Solicitors confirm that I have given independent legal advice to Frank P. Vaughan of [Berkshire, UK] as to the terms and effect of the above Agreement and in particular the effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that I am a Solicitor of the Supreme court holding a current Practice certificate and at the time I gave such advice there was in force a contract of insurance being a “contract of insurance” such as is referred to in Section 203(3)(d) of the Employment Rights Act 1996 (as amended) covering the risk of a claim by Frank P. Vaughan in respect of any loss arising in consequence of that advice.

SIGNED

[          ] Solicitors

[Address]